UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 7)*

                     AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
                     ---------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   02744M 10 8
                                   -----------
                                 (CUSIP Number)

                                  March 1, 2005
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 9 pages

---------------------
CUSIP No. 02744M 10 8                 13G
---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Warburg, Pincus Equity Partners, L.P.
           13-3986317
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        2  SEC USE ONLY

---------- ---------------------------------------------------------------------
        3  CITIZENSHIP OR PLACE OF ORGANIZATION
           ---------------------------------------------------------------------

           Delaware
-------------------- ------ ----------------------------------------------------
                         4  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           5  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,187
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           6  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         7  SHARED DISPOSITIVE POWER

                            4,187
---------- ---------------------------------------------------------------------
        8  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,187
---------- ---------------------------------------------------------------------
        9  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       10  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       11  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 9 Pages

---------------------
CUSIP No. 02744M 10 8                 13G
---------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg Pincus & Co.
           13-6358475
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,187
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,187
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,187
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                                Page 3 of 9 Pages

--------------------
CUSIP No.02744M 10 8                   13G
--------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg Pincus LLC
           13-4069737
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             4,187
     OWNED BY
       EACH            ------ --------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            4,187
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,187
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                                Page 4 of 9 Pages

Item 1(a)           Name of Issuer:
                    --------------

                    American Medical Systems Holdings, Inc. (AMMD)

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    10700 Bren Road West, Minnetonka, Minnesota 55343.

Items 2(a)          Name of Person Filing; Address of Principal Business Office:
                    ------------------------------------------------------------

                    Filed by and on behalf of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"); Warburg Pincus & Co., a New York general partnership ("WP"), which is the general partner of WPEP; and Warburg Pincus LLC, a New York limited liability company ("WP LLC"), which manages WPEP.

Item 2(b)           Address of Principal Business Office or, if None, Residence
                    -----------------------------------------------------------

                    The business address of each of the foregoing is 466 Lexington Avenue, New York, NY 10017.

Item 2(c)           Citizenship:
                    ------------

                    WPEP is a Delaware limited partnership, WP is a New York general partnership and WP LLC is a New York limited liability company.


Item 2(d)           Title of Class of Securities:
                    -----------------------------

                    Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e)           CUSIP Number:
                    -------------

                    02744M 10 8

Item 3              If this statement is filed pursuant to ss.ss. 240.13d-1(b)
                    ----------------------------------------------------------
                    or 240.13d-2(b) or (c), check whether the person is filing
                    ----------------------------------------------------------
                    as a:
                    -----

                    Not Applicable


                               Page 5 of 9 pages

Item 4.             Ownership:
                    ---------

                    Warburg, Pincus Equity Partners, L.P.
                    -------------------------------------

                    (a)    Amount beneficially owned: 0 shares of
                           Common Stock, as of March 1, 2005.

                    (b)    Percent of Class: Less than 1%

                    (c)    (i)   Sole power to vote or direct the
                                 vote: -0-

                           (ii)  Shared power to vote or direct
                                 the vote: 4,187

                           (iii) Sole power to dispose of or direct the
                                 disposition of: 0

                           (iv)  Shared power to dispose of or
                                 direct the disposition of: 4,187

                    Warburg Pincus & Co.
                    --------------------

                    (a)    Amount beneficially owned: 0 shares of
                           Common Stock, as of March 1, 2005.

                    (b)    Percent of Class: Less than 1%

                    (c)    (i)   Sole power to vote or direct the
                                 vote: -0-

                           (ii)  Shared power to vote or direct the vote: 4,187

                           (iii) Sole power to dispose of or direct the disposition of: -0-

                           (iv) Shared power to dispose of or direct the disposition of: 4,187

                    Warburg Pincus LLC
                    ------------------

                    (a)    Amount beneficially owned: 0 shares of
                           Common Stock, as of March 1, 2005.

                    (b)    Percent of Class: Less than 1%

                               Page 6 of 9 pages

                    (c)    (i)   Sole power to vote or direct the
                                 vote: -0-

                           (ii)  Shared power to vote or direct
                                 the vote: 4,187

                           (iii) Sole power to dispose of or direct the disposition of: -0-

                           (iv)   Shared power to dispose of or
                                  direct the disposition of: 4,187

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    ------------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members of the Group:
                    ---------------------------------------------------------

                    PEP, WP and WP LLC are making this single, oint filing because they may be deemed to onstitute a "group" within the meaning of ection 13(d)(3) of the Securities Exchange ct of 1934, as amended (the "Exchange Act"). he agreement among WPEP, WP and WP LLC to ile jointly is attached hereto as Exhibit A. ach of WPEP, WP and WP LLC disclaims eneficial ownership of all of the Common hares, other than those reported herein as eing owned by it.

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable


                               Page 7 of 9 pages

Item 10             Certification:
-------             --------------

                    By signing below the reporting persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 8 of 9 pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 4, 2005

                              WARBURG, PINCUS EQUITY PARTNERS, L.P.
                              By:  Warburg Pincus & Co., General Partner

                              By:  /s/ Scott A. Arenare
                                   ------------------------------------
                              Name:    Scott A. Arenare
                              Title:   Partner


                              WARBURG PINCUS & CO.

                              By:  /s/ Scott A. Arenare
                                   ------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Partner


                              WARBURG PINCUS LLC

                              By:  /s/ Scott A. Arenare
                                   ------------------------------------
                                   Name:  Scott A. Arenare
                                   Title: Member


                               Page 9 of 9 pages